U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Inwentash                Sheldon
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   (Last)               (First)                 (Middle)

                        c/o Pinetree Capital Corporation
                        130 King Street West, Suite 2810
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                                    (Street)

    Toronto             Ontario           M5X 1A9 Canada
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   April 5, 2000
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   SoftQuad Software, Ltd. (SXML)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

                                 Vice President
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   |X| Form filed by One Reporting Person

   |_| Form filed by More than One Reporting Person

================================================================================

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
Common Stock                             100,000                     I                    Held by Pinetree Capital Corporation
-----------------------------------------------------------------------------------------------------------------------------------

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

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Stock Option (right to buy)  (1)        2/25/10     Common Stock           120,000       $1.44          I              Held by
                                                                                                                       1359489
                                                                                                                       Ontario, Inc.
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Stock Option (right to buy)  (1)        2/25/10     Common Stock            80,000       $1.44          D
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Exchangeable Shares of       (3)        (4)         Common Stock         2,670,560     1-for-1          I              Held by
SoftQuad Acquisition Corp.,                                                                                            Pinetree
an Ontario, Canada                                                                                                     Capital
corporation(1)                                                                                                         Corporation
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

Explanation of Responses:

(1) One-third of the options become exercisable on each of 02/25/01, 02/25/02 and 02/25/03.
(2)   A subsidiary of SoftQuad Software, Ltd.
(3)   Exchangeable at any time for shares of common stock.
(4) Exchangeable shares are redeemable by SoftQuad Acquisition Corp. on 04/05/04.


By: /s/Sheldon Inwentash                                 12/18/00
---------------------------------------------            -----------------------
** Signature of Reporting Person                                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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